UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 29, 2005

AIRSPAN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 105, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities

On March 29, 2005, Airspan Networks, Inc. (the “Company”) entered into a definitive purchase agreement (the “Purchase Agreement”) with Arelnet Ltd. pursuant to which the Company will acquire all of the outstanding shares of Arelnet Ltd. for a purchase price of $8.7 million, comprised of $4.0 million of cash and $4.7 million of the Company’s common stock (the “Common Stock”). The aggregate number of shares of Common Stock to be issued in the transaction will be determined upon the closing of transaction based upon the volume weighted average trading price of the Common Stock as quoted on Bloomberg LP, for the thirty business days ending on the day preceding the closing date.

The Common Stock to be issued pursuant to the Purchase Agreement is expected to be issued in reliance on an exemption from registration under Section 3(a)(10) of the Securities Act of 1933, as amended. The availability of the Section 3(a)(10) exemption is contingent upon the determination by an appropriate governmental authority, after a public hearing at which all interested parties are invited to attend, that the terms and conditions of the issuance of the Common Stock in the transaction are fair. Arelnet and the Company intend to apply for a “fairness hearing” to be conducted by the District Court of Tel Aviv.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

On March 29, 2005, the Company issued a press release announcing that it has entered into the Purchase Agreement. The acquisition is subject to, among other things, receipt of the approval of Arelnet’s shareholders and the approval of the District Court of Tel Aviv. A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1 - Press Release dated March 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2005

AIRSPAN NETWORKS, INC

	By:	/s/ Peter Aronstam
Peter Aronstam
Senior Vice President and Chief Financial Officer